AMENDMENT NO. 11 TO THE

ADMINISTRATION AGREEMENT

AMENDMENT No. 11 (“Amendment”) made and effective as of July 31, 2024, by and among ProFunds (“ProFunds”), a Delaware statutory trust having a principal place of business located at 7272 Wisconsin Avenue, 21st Floor, Bethesda, Maryland 20814, on behalf of each of its series identified in Schedule A to the Agreement (defined below) and all other series subsequently established by ProFunds, severally and not jointly (the “Trusts”), and Citi Fund Services Ohio, Inc., an Ohio corporation having its principal place of business located at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (“Citi”, and with the Trusts, the “Parties”), to that certain Administration Agreement, dated January 1, 2004, as amended, between the Parties (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration services for the Trusts; and

WHEREAS, the Parties now wish to amend the Agreement to change the termination date from August 30, 2024 to November 1, 2024;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Termination Date.

The Agreement shall terminate at close of business on November 1, 2024.

2.Representations and Warranties.

(a)Each Trust represents that it has full power and authority to enter into and perform this Amendment, that this Amendment constitutes the legal, valid and binding obligation of each Trust in accordance with its terms, and that it has provided this Amendment to its Board of Trustees.

(b)Citi represents that it has full power and authority to enter into and perform this Amendment and that this Amendment constitutes the legal, valid and binding obligation of Citi in accordance with its terms.

3.Miscellaneous.

(a)This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the

Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect and shall be binding upon the Parties in accordance with their respective terms. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each Party hereto.

(c)Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)This Amendment may be executed in counterparts, each of which shall be an original but all of which when so executed and delivered, taken together, shall constitute one and the same agreement.

(e)For purposes of this Section 3(e), ProFunds is referred to as a “Trust.” Each of the Agreement and this Amendment constitutes a separate and distinguishable agreement between Citi and each Trust on behalf of its respective series. Each of the Agreement and this Amendment has been structured as a single document for convenience only and shall not constitute any basis for joining the rights or obligations of the Trusts and/or their respective series for any reason. The representations, warranties, duties and obligations of each Trust on behalf of its respective series under the Agreement and this Amendment are several, not joint. The representations, warranties, duties and obligations of Citi to each Trust on behalf of its respective series are separate and do not inure to the other Trust or its respective series. Neither Trust nor its respective series shall be responsible for the actions (or inactions) of the other Trust or its respective series.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective officers or authorized representatives as of the day and year first above written.

PROFUNDS, on behalf of each of its		CIT FUND SERVICES OHIO, INC.
series, severally and not jointly
By:	/s/Todd B. Johnson	By:	/s/John Danko
Name:	Todd B. Johnson	Name:	John Danko
Title:	President	Title:	President
Date:	27 August 2024	Date:	August 27, 2024